Exhibit 99.8

Andover Medical, Inc & Subsidiaries

Proforma Condensed Combined Balance Sheet

FYE 12/31/06

	Andover Medical Inc.	Ortho Medical Products, Inc.	Pro forma Adjustments		Andover Medical Inc. Combined
Current Assets:
Cash	2,377,572	7,907	(723,019	)B, D	1,662,460
Accounts Receivable, net of allowance		1,173,540	0		1,173,540
Inventory and Other Current Assets	133,974	92,762	0		226,736
Total Current Assets	2,511,546	1,274,209	(723,019)		3,062,736

Property and equipment, net	56,069	153,944	0		210,013

Other Assets:
Goodwill and Intangible Assets		117,513	2,111,922	A	2,229,435
Other assets	8,893		0		8,893
Total Assets	2,576,508	1,545,666	1,388,903		5,511,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable & accrued expenses	165,339	487,739	230,176	C	883,254
Current Portion, Notes Payable	27,178	49,969	(49,969	)D	27,178
Total Current Liabilities	192,517	537,708	180,207		910,432

Long Term Liabilities:
Deferred Item		200,000	(200,000	)A	0
Notes Payable, net of Current Portion		235,720	(135,720	)B, D	100,000
Line of Credit		237,330	(237,330	)D	0
Total Long Term Liabilities	0	673,050	(573,050)		100,000

Total Liabilities	192,517	1,210,758	(392,843)		1,010,432

Stockholders’ Equity:
Preferred stock at $0.001 par value;	3		0		3
Common stock at $0.001 par value;	24,556	3,000	300	E	27,856
Additional paid-in capital	3,101,614	250,000	1,891,700	E	5,243,314
Stock Subscription receivable	(12,500)		0		(12,500)
Accumulated Deficit/Retained Earnings	(729,682)	81,908	(110,254	)F	(758,028)
Stockholders’ Equity	2,383,991	334,908	1,781,746		4,500,645

Total Liabilities and Stockholders’ Equity	2,576,508	1,545,666	1,388,903		5,511,077

Andover Medical, Inc & Subsidiaries

Proforma Combined Condensed Statement of Operations

FYE 12/31/06

	Andover Medical, Inc.	Ortho Medical Products, Inc.	Pro forma Adjustments		Andover Medical Inc. Combined
Revenue		3,160,957	0		3,160,957
Cost of revenue		900,296	0		900,296
Gross profit	0	2,260,661	0		2,260,661

Costs and Expenses:
Selling, General & administrative	382,170	2,092,970	3,536	G, H	2,478,676
Stock Based Compensation Expense	220,680	0	53,177	H	273,857
Depreciation & Amortization	6,053	112,076	(24,000	)G	94,129
Total Operating expenses	608,903	2,205,046	32,713		2,846,662
Operating income (loss)	(608,903)	55,615	(32,713)		(586,001)

Other (income) expense	114,546	48,067			162,613
Federal & State income tax expense	6,233	3,181			9,414
Net Income (loss)	(729,682)	4,367	(32,713)		(758,028)
Basic and diluted loss per share	$(0.03)	$0.00			$(0.03)
Weighted average number of common shares outstanding	20,857,884	3,300,000			24,157,884

Notes to Pro Forma Combined Condensed Financial Statements

1.  Basis of Presentation

On May 4, 2007, AMI completed the acquisition of 100% of the outstanding capital stock of OMI through the merger of  AMI’s wholly-owned subsidiary with and into OMI, with OMI as the surviving entity.  The aggregate purchase price paid was $2,445,000, consisting of $200,000 in cash, an unsecured promissory note to the sellers for $100,000 due one year from closing and 3,300,000 shares of AMI common stock valued at $2,145,000.

The unaudited pro forma condensed combined balance sheet reflects the acquisition of OMI as if it had taken place on December 31, 2006. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2006 gives effect to the transaction as if it had occurred on January 1, 2006.

The proforma statements of operations are for illustrative purposes only and should be read in conjunction with the separate historical financial statements of AMI and OMI, and the notes thereto and with the accompanying notes to the proforma statements. The unaudited pro forma combined condensed financial information is not intended to represent what the results of operations would have been if the acquisition had occurred on January 1, 2006 or to project the results of operations for any future period.   The pro forma adjustments are based upon currently available information and upon certain assumptions AMI believes are reasonable under the circumstances.

The unaudited pro forma combined condensed statement of operations presents the acquisition of OMI under the purchase method of accounting. Estimated goodwill was recognized for the portion of the purchase price that exceeds the fair value of the net assets acquired and liabilities assumed.  Estimated goodwill is based upon the assumption that there will be no intangible assets other than goodwill as a result of the acquisition.

2.  Proforma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited proforma combined condensed financial statements:

Balance Sheet Adjustments

A - To record estimated goodwill resulting from allocating the purchase price to the fair value of assets acquired and liabilities assumed.

B – To record the use of cash and issuance of a note payable which were partial consideration for the acquisition

C – To record additional direct acquisition costs incurred subsequent to December 31, 2006

D - To record payment of OMI debt coincident to the acquisition.

E - To record the issuance of 3.3 million shares of AMI’s common stock valued at $2.145 million, issued in connection with the acquisition.

F - To eliminate the pre-acquisition Shareholders’ equity balances of OMI

Statement of Operations Adjustments

G - To eliminate non recurring expenses at OMI

H - To record the impact of the new OMI’s officers’ compensation arrangements

I  - Non GAAP Financial Measure—EBITDA

The EBITDA table presented below for the fiscal year ended December 31, 2006 is not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business and target acquisitions.  It is also used at times by some investors, security analysts and others to make informed business decisions.  EBITDA is also a useful indicator of income generated to service debt.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for interest, depreciation, amortization, income taxes and stock based compensation.

Item	Andover Medical, Inc.	Ortho Medical Products, Inc.	Pro forma Adjustments	Andover Medical Inc. Combined
Net income as reported	(729,682)	4,367	(32,713)	(758,028)
Add back:
Tax expense	6,233	3,181		9,414
Interest, net	114,546	48,067		162,613
Depreciation and amortization	6,053	112,076	(24,000)	94,129
Stock based compensation expense	220,680		53,177	273,857
EBITDA	(382,170)	167,691	(3,536)	(218,015)